UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2018

Insys Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35902	51-0327886
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1333 S. Spectrum Blvd, Suite 100

Chandler, Arizona 85286

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (602) 910-2617

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2018, the Board of Directors (the “Board”) of Insys Therapeutics, Inc. (the “Company”) appointed Vaseem Mahboob, effective immediately, to serve as a member of the Board. Mr. Mahboob was appointed as a Class III director, with an initial term expiring at the Company’s 2019 annual meeting of stockholders. The Board also appointed Mr. Mahboob as a member of the Audit Committee of the Board, effective immediately.

Mr. Mahboob will receive cash compensation for his Board service as follows: (i) $50,000 as an annual board retainer, and (ii) $15,000 for his service as a member of the Audit Committee of the Board.  Mr. Mahboob also received, as of his date of appointment to the Board, an initial equity grant in connection with his Board service as follows: (i) 24,000 stock options and (ii) 6,000 restricted stock units. Such equity award is subject to such other terms and conditions as set forth in the applicable equity plan and any relevant grant agreement accompanying such grant.  The Company also expects to enter into the Company’s standard director indemnification agreement with Mr. Mahboob.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated February 1, 2018 Announcing Appointment of Vaseem Mahboob to Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2018	Insys Therapeutics, Inc.

	By:	/s/ Andrew G. Long
Andrew G. Long
Chief Financial Officer